                                                                   Exhibit 99.2


                           CONFERENCE CALL TRANSCRIPT

             Q1 2003 INVITROGEN CORPORATION EARNINGS CONFERENCE CALL
                   EVENT DATE/TIME: APR. 24. 2003 / 5:00PM ET
                           EVENT DURATION: 1 HR 6 MIN

CORPORATE PARTICIPANTS
Paul Goodson
Invitrogen - VP, IR
James Glynn
Invitrogen - President and CEO
Eric Winzer
Invitrogen - CFO
Vic Nole
Invitrogen - President, Cell Culture
John Carrino
Invitrogen - VP, Research and Development

CONFERENCE CALL PARTICIPANTS
Sanjay Patel--Analyst
David Witzke-- Morgan Stanley - Analyst
Lakshmi R. Bhojraj-- Salomon Smith Barney - Analyst
Cheri L. Walker-- Deutsche Bank Securities - Analyst
Aaron Geist-- Robert W. Baird & Company - Analyst
Derik DeBruin-- UBS Warburg - Analyst
David Cohen--Analyst
Karen Brenner--Analyst
Bob Larson--Analyst
Tyko Peterson--Analyst
Derek Winger--Analyst
Doug Fischer--Analyst
Viba Kahana--Analyst
Kevin Gale--Analyst
John L. Sullivan-- Stephens, Inc. - Analyst

PRESENTATION

Operator

 Good afternoon. My name is Rebecca and I will be your conference facilitator today. At this time I'd like to welcome everyone to the Invitrogen Corporation first quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Mr. Goodson, you may begin your conference.

Paul Goodson - Invitrogen - VP, IR

Good afternoon, I'm Paul Goodson, Invitrogen's VP Investor Relations. With me on the call today is Jim Glynn, President and CEO, Eric Winzer, Chief Financial Officer, Vic Nole, President of Cell Culture and John Carrino, VP of Research and Development. After Jim discusses our business conditions in the first quarter, and Eric reviews our income statement, balance sheet, and financial outlook, we will all be available to answer your questions.

Before we begin, I want to caution all of our listeners that our discussion today will include the forward-looking statements that are subject to a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. It is our intent that those statements be protected under the Safe Harbor created by the Private Securities Litigation Reform Act of 1995, and we refer you to the risk factors listed in today's press release and in our SEC filings, including our most recent 10-K and 10-Qs.

On today's call as we have in the past, we will discuss the pro forma earnings performance, both for the first quarter as well as our outlook for the remainder of the year which are non-GAAP financial measures under Reg G. We provide pro-forma financial information because we believe it provides you with additional useful information concerning our ability to generate positive cash flows. In addition, we use these measures internally to evaluate the performance of our businesses.

In today's discussion, we will be consistent with the definition for pro forma that we have used previously. Under this definition, pro forma earnings are calculated by adding back merger-related amortization and business integration costs, net of income tax effects, to reported earnings. On the investor relations page of our website at www.invitrogen.com, we present the most directly comparable GAAP financial measures and a reconciliation of GAAP results to pro forma results for all quarters in the years 2001 and 2002 as well as for the first quarter of 2003. New federal securities regulations under Reg G require us to reconcile all pro forma presentations to amounts prepared using generally accepted accounting principles.

Today's earnings press release and prepared conference calls presentation will contain pro forma information, and we have included directly comparable GAAP numbers and reconciliations in the press release and on our website. However, we recognize that questions may be asked in the Q&A session that call upon us to provide additional pro forma information not anticipated in our prepared materials. In most cases, we will answer such questions, if we can also provide you with a reconciliation to the corresponding GAAP figures, but where we cannot provide this reconciliation, we ask for your understanding if we decline to answer.

And now I'd like to turn the call over to Jim Glynn who will discuss the performance of our business during the first quarter.

James Glynn - Invitrogen - President and CEO

Good afternoon. I'm pleased to report that our revenues for the first quarter were $180.6m, and our pro forma EPS was $0.52. Looking at our business segment performance, demand for cell culture products remain strong, both in research and bioproduction. Growth was aided by price increase, currency benefits and volume growth in bioproduction.

Results of our molecular biology products were not as strong as we recently experienced. We believe that the delay in the approval of the 2000 NIH budget and the uncertainty surrounding the size of the budget/budget increase contributed to slower growth among Government, academic and non-profit customers in the United States during the quarter. The approval of the NIH budget late in February should help improve the performance of this segment in the rest of 2003.

Among commercial customers, we believe several trends are causing weak sales in the United States. These include mergers, layoffs and a shift in R&D spending in favor of late stage research or clinical trials. We also believe the weak equity market is contributing to our reduction in spending among small drug discovery companies.

Our all about business was flat with last year's first quarter, which was consistent with our expectations for this business, where volume increases have been offset by price decline. In the service area, we saw a negative comparison with the first quarter last year, but the revenues were level with the average in the last three quarters of 2002. We continue to expect growth in this business going forward.

Turning to InforMax, I'd like to give you an update, since we have now completed the first full quarter with this acquisition as part of our business. Revenues from InforMax were $2.8m in the quarter, which were very close to our expectations when we set first quarter guidance. Expenses at InforMax are also in line with our expectations. During the quarter, we took several steps to reduce InforMax expenses including the relocation of InforMax headquarters from Bethesda to our existing facility in Frederick and a consolidation of the workforce.

One of the highlights of the first quarter was the March 28th completion of our acquisition of product lines and technology rights from PanVera. Early in the process, we formed integration teams focusing on R&D, operations, accounting, and other areas. We expect synergies from the leverage that our sales force will bring to PanVera product line, and we are confident about the growth of potential acquisitions.

Before I ask Eric to review the financial results for the first quarter, I'd like to give you an update on our CEO search. We have interviewed a number of highly qualified candidates. We are moving forward as planned and expect to make an announcement by mid year.

With that, I'd like to ask Eric Winzer to review our financial results and our financial expectations for 2003.

Eric Winzer - Invitrogen - CFO

Thank you, Jim, and good afternoon. Our first quarter 2003 revenues were $180.6m, an increase of 13% over the first quarter of 2002. Favorable currency comparisons represented 7% of the 13% increase. Cell culture revenues increased 23% including a 7% benefit from currency. Molecular biology revenues increased 8% including a 6% benefit from currency.

Consolidated gross margins were 60.4% in the first quarter. This is an improvement of almost 3 percentage points over the first quarter of 2002. Molecular biology gross margins increased to 65% from 62% and benefited from price increases, cost efficiencies and favorable changes in currency rates. Cell culture gross margins were 52% up from 48% in the first quarter of 2002, principally due to higher margins on serum products.

Our operating expenses as a percentage of revenues were slightly below our recent projections, which allowed us to deliver pro forma operating income at 24% of revenues. We previously announced our goal of managing expenses to improve pro forma operating income to 23 to 24% of revenues in 2003. Amortization of purchased intangibles increased approximately $600,000 in the year-over-year comparison of first quarter results. The increase is principally attributable to amortization of InforMax purchased intangibles, which are being amortized over three years.

Interest expense increased due to imputed interest on leases covering excess properties acquired in the InforMax acquisition. Accounting rules require us to attribute a portion of the lease payment for these properties to interest expense. We are working diligently to sublet or buy out leases on such property acquired in the InforMax acquisition. We expect to exit almost one-half of the excess leases very soon which will result in a substantial reduction in the imputed interest expense going forward As the remaining lease obligations are eliminated or reduced, the imputed interest expense will continue to fall.

We regularly review our EPS performance on a GAAP and pro forma basis. For both of these calculations, the number of shares outstanding in the first quarter of 2003 was lower than in the first quarter of 2002, principally due to the 3.3 million shares we have repurchased.

Our earnings under Generally Accepted Accounting Principles were 34 cents per share, an increase of 26% over the amount we reported in the first quarter of 2002. Our pro forma earnings per share were 52 cents in the first quarter of 2003, an increase of 13% over the comparable quarter in 2002.

Now, I'd like to turn to our balance sheet and cash flows. We acquired the PanVera assets at the end of March using approximately $102 million in cash. This was a significant factor in both the decrease in our cash and investments during the quarter, and the increase in intangible assets. Our operating activities generated $23 million in cash during the first quarter and included our normal first quarter working capital billed.

Our days sales outstanding were 57 at the end of Q1, which amount included the equivalent of one day for the $2.4 million in receivables acquired in the PanVera acquisition in late March. Inventories increased 10.4 million from December 31st, 2002, including 7.1 million of inventory acquired in the PanVera acquisition. At the end of March, our total cash and investments were just below $1 billion.

Now that I've discussed our financial performance for the quarter, I'd like to review our outlook for the rest of the year, including the effects of the PanVera acquisition. In the aggregate, our first quarter results exceeded our expectations. On the positive side, our cell culture business did well and we benefited from a weak U.S. dollar. As with many others in our industry, our molecular biology business was softer than we had originally expected. As we look out into the remainder of the year, we expect first quarter trends will likely continue. Our expectation for the U.S. dollar is that it will remain near its current levels and we will experience favorable currency comparisons throughout the remainder of the year.

When considering all factors, we believe that our original projections of $728 million in revenues and $2.05 in pro forma EPS are still good estimates for the full year of 2003 before considering the impact of the PanVera acquisition. Since I have mentioned our pro forma EPS expectations for 2003, it is important that I also provide our EPS expectations on a GAAP basis in accordance with Reg G.

On our website is a presentation we made in December which reconciled the pro forma EPS estimate of $2.05 with the GAAP EPS estimates of $1.32. The GAAP amounts included $64 million of acquisition related intangible amortization and 1 million of expected business integration expenses. These expenses were reduced by $25 million of related tax benefits such that the GAAP net income was projected to be $40 million less than the pro forma net income.

We have increased our estimates of 2003 intangible amortizations by about $2 million based on the final valuation for InforMax intangibles. Net of tax benefits, we believe this additional amortization will decrease our GAAP EPS projection for 2003 to $1.29 from $1.32 before considering the PanVera acquisition.

Now, I'd like to give you our current expectations for the recently acquired PanVera business. We remain very excited about this business and believe it will be an important part of our growth strategy in 2003 and beyond. Now that we have completed the due diligence and much of the integration planning, we believe that this business will contribute approximately $18 million to 2003 revenues, and be slightly accretive to our 2003 pro forma EPS, while being dilutive to our GAAP EPS.

Our estimates of the contribution to EPS is net of lost interest income. We believe the performance of this business will accelerate throughout the year as the business becomes more fully integrated.

Now let me try to summarize our financial outlook as simply as I can while still providing GAAP and pro forma numbers and a reconciliation of the two. Our revenue projection is straightforward. We are now projecting revenues of $746 million for 2003, which includes $18 million for the PanVera business. The PanVera business is expected to impact our EPS as follows: We expect amortization of acquired PanVera intangibles could be $12 million in 2003. This would reduce our 2003 GAAP EPS by 14 cents per share net of taxes, but not impact pro forma EPS.

We further expect PanVera inventory write up costs and business integration costs to be approximately $6 million in 2003. This would be a reduction to 2003 GAAP EPS of 7 cents per share, but also would not impact pro forma EPS.

Including the items above, we expect the PanVera business to reduce GAAP EPS in 2003 by 19 cents a share. Because pro forma EPS calculation excludes the 21 cents for the two items just mentioned, we expect the PanVera business will increase pro forma EPS by about 2 cents per share in 2003.

In summary, we see 2003 pro forma EPS at $2.07, and GAAP EPS at $1.10. As we mentioned, new federal regulations require we provide adequate discussion of GAAP results and a full reconciliation to pro forma amounts whenever we discuss pro forma results or expectations. We hope you found this additional required discussion useful.

Before we open the call to questions, I would like to update you on our capital spending expectations. We came into 2003 expecting to spend approximately $50 million for property plant equipment for the year. Because our business projections and local currency terms have come down somewhat, we are reducing our expected capital spend. We are now expecting capital spending of 35 - 45 million for 2003. Our Q1 capital spending of 6 million positions us well to be in this range. That concludes my comments.

Operator, would you please explain the procedure for our audience to ask questions?

Operator

Yes, sir. At this time, I'd like to remind everyone, in order to ask a question, please press star, then the number one on your telephone keypad. We'll pause for a moment to compile the Q and A roster.

Operator

Your first question comes from Sanjay Patel.

Sanjay Patel Analyst

Hi, good afternoon guys.

Corporate Participants
Hi/Good Afternoon.

Sanjay Patel
Just a quick couple of questions... could you give me more clarity on the inventory side? Is that 100% coming from PanVera? And then, secondly if you could sort of refresh our memory on the R&D spending target, where uh... your ideal, you know, target is as a percent of total sales. Thank you.

Eric Winzer  - Invitrogen - CFO

Okay. When you say the inventories and 100% coming from PanVera.

Sanjay Patel Analyst

What I meant was the increase.

Eric Winzer - Invitrogen - CFO

The increase was just over 10 million, and 70% of it came from PanVera. It was just over $7 million.

Sanjay Patel Analyst

Okay.

Eric Winzer - Invitrogen - CFO

And as far as the R&D targets... For this year, we're talking about, uh.. overall in the 6 to 7 percent range, but we're working up to molecular biology targets over time of as high as 10 percent.

Sanjay Patel Analyst

Okay... and you think you'll reach that, when, next year?

James Glynn - Invitrogen - President and CEO

Sometime next year... late next year.

Sanjay Patel Analyst

Okay. Thank you.

Operator

Your next question comes from David Witzke.

David Witzke - Morgan Stanley - Analyst

Yes, thank you for taking my call um... I wonder if we can get a breakdown of molecular biology growth - oligos versus the cloning and expression business?

Eric Winzer - Invitrogen - CFO

Yeah, we have to be careful about the numbers we give you that are currency adjusted, and so forth related to these Reg G requirements. We mentioned that our oligos business in the quarter was essentially flat year on year. It was up a little bit with benefits to currency actually may be down just slightly after-currency adjustment. The rest of the business uh.... the growth rates have come down from where they have been in the past...uh...I'm hesitant to put exact numbers on it because I don't have the ummm.. the numbers, absent primers and services right in front of me.

James Glynn - Invitrogen - President and CEO

Remember, Dave, that the services was a negative growth for the quarter compared to first quarter last year.

David Witzke  - Morgan Stanley - Analyst
Okay.

James Glynn - Invitrogen - President and CEO

It affected our growth.

David Witzke - Morgan Stanley - Analyst

Okay. But if we take out the InforMax contribution, we're really looking at really down 1% for the year for molecular biology adjusting for currencies and if oligos was flat, can we assume from that that the cloning and expression business is flat as well?

James Glynn - Invitrogen - President and CEO

We would say it's just above that.

David Witzke - Morgan Stanley - Analyst

So low, single-digit type?

James Glynn - Invitrogen - President and CEO

Yes.

David Witzke - Morgan Stanley - Analyst

And do you think that's a broader slow down with pharma and academic spending or is there any change of share?

James Glynn - Invitrogen - President and CEO

No, I think it's a slowdown in the spending. We've seen a pickup in March too so it was really the first two months of the year.

David Witzke - Morgan Stanley - Analyst

K, The cell culture which continues to be very strong umm. I believe in the guidance call in December, you mentioned that a loss of pricing power may be on the research side. You know, the bioproduction is doing well. What's the outlook for the research cell culture market?

Eric Winzer - Invitrogen - CFO

Well, I think, on the pricing side, we've actually done fairly well there on the research side as we've shifted from, sort of classical media focus to specialty media. And I'd say that our outlook for the rest of the year continues to be fairly good on that side. The research growth rates were double digit in the first quarter. In that neighborhood. We'd like to see them staying in double digits, maybe a little bit below that, high singles.

David Witzke - Morgan Stanley - Analyst

Okay. And on the guidance, I guess, in general, looking at when you gave guidance in early December, obviously the dollar that is weakened considerably, yet you've maintained the same guidance ex-PanVera. Is that because of the slower microbiology, or is that a cushion there?

James Glynn - Invitrogen - President and CEO

There could be some cushion, but we can't project what the.... We're kind of anticipating the currency will stay somewhat similar, but we don't know what it's going to be in the later part of the year, we may lose some of that benefit.

David Witzke - Morgan Stanley - Analyst

Great, and final question on PanVera on headcount, any reduction there or any cost synergies on that side?

James Glynn - Invitrogen - President and CEO

We're going to maintain almost all of the PanVera employees.

David Witzke - Morgan Stanley - Analyst

Good. Thank you.

Operator

Your next question comes from Mr. Lakshmi R. Bhojraj.

Lakshmi R. Bhojraj - Salomon Smith Barney - Analyst

It's Lackshmi from Smith Barney. Just a few questions...first of all, what was the currency impact on EPS in the quarter?

Eric Winzer - Invitrogen - CFO

We didn't quantify that, Lachime.

Lakshmi R. Bhojraj - Salomon Smith Barney - Analyst

But, I mean, was it substantial or.....?

Eric Winzer

We got a benefit from currency, no doubt...we haven't quantified that. I'd be hesitant to...


Lakshmi R. Bhojraj - Salomon Smith Barney - Analyst

Okay. And what would the molecular biology and cell culture ex currency from continuing ops numbers? I know you've provided that in the past. Do you happen to have those available?

Eric Winzer - Invitrogen - CFO

The cell culture and molecular biology?

Lakshmi R. Bhojraj - Salomon Smith Barney - Analyst

The ex currency from continuing operations numbers.

James Glynn - Invitrogen - President and CEO

We don't do continuing operations anymore because we're not going to discontinue any more products, and we're on a comparable basis.

Lakshmi R. Bhojraj - Salomon Smith Barney - Analyst

Okay. So do you have just the ex currency numbers then?

Eric Winzer - Invitrogen - CFO

Well the cell culture was 23 reported, and 7 was from currency. That gets us about 16 when you take out the currency piece. And on a molecular biology side, it was 8% growth, 6% from currency. And there was a slight impact on discontinued products, might have been 1%.

Lakshmi R. Bhojraj - Salomon Smith Barney - Analyst

Okay.

Eric Winzer - Invitrogen - CFO

We had some discontinued products that we were still selling at the beginning of 2003. I'm sorry, 2002. But the discontinued products really are down to a very small level now.

Lakshmi R. Bhojraj - Salomon Smith Barney - Analyst

Okay. And, so, when you look at kind of the things that impacted the molecular biology business, you mentioned that the NIH budget delay was a little worse than you expected in terms of impact. But how much of this do you think is just cautious spending patterns versus delayed disbursement of funds? You know, I'm just trying to figure out what we should expect going forward now that the funds should be filtering through.

James Glynn - Invitrogen - President and CEO

Well, I understand that these funds are just now beginning to be released, so we thing that will have a positive impact on the research market.

Lakshmi R. Bhojraj - Salomon Smith Barney - Analyst

Okay. And then in the cell culture business, what was growth, if you would be willing to provide that, in the serum's business and what can we expect for the full year?

Eric Winzer - Invitrogen - CFO

The serum growth rates were fairly comparable to overall growth rates, you know of the business.

Lakshmi R. Bhojraj - Salomon Smith Barney - Analyst

So mid teens?

Eric Winzer - Invitrogen - CFO

That's right.

Lakshmi R. Bhojraj - Salomon Smith Barney - Analyst

Okay. Okay great, thanks.

Operator

Your next question is from Cheri L. Walker.

Cheri L. Walker - Deutsche Bank Securities - Analyst

Good afternoon.



James Glynn - Invitrogen - President and CEO

Hi Cheri.

Cheri L. Walker - Deutsche Bank Securities - Analyst

Hi. Going back to the cell culture question, I know you did a small acquisition in December. How much of the growth this quarter was organic versus the contribution of that acquisition?

James Glynn - Invitrogen - President and CEO

Yeah, Cheri, that was actually sort of a vertical integration we bought back into a supplier, so I didn't have any impact on our top line.

Cheri L. Walker - Deutsche Bank Securities - Analyst

Okay, so that was pure growth?

James Glynn - Invitrogen - President and CEO

That's correct.

Cheri L. Walker - Deutsche Bank Securities - Analyst

And you did a nice job on the cost structure this quarter. What should we expect for G&A and sort of sales marketing targets for the year?

James Glynn - Invitrogen - President and CEO

I think they will be pretty consistent with the first quarter, Cheri. However, we have to evaluate what we're doing at InforMax and at PanVera.

Cheri L. Walker  - Deutsche Bank Securities - Analyst
Sure, you'll have a lot of moving parties...

James Glynn  - Invitrogen - President and CEO
Right.

Cheri L. Walker  - Deutsche Bank Securities - Analyst

Terrific. Thank you.

Operator

Your next question comes from Aaron Geist.

Aaron Geist - Robert W. Baird & Company - Analyst

Good afternoon. Could you give us the segment breakdown of growth for the cell culture area? You talked about the research market and the bioproduction market in terms of growth rates.

Eric Winzer - Invitrogen - CFO

Aaron, I am thinking in terms of the currency adjusted growth rates.

Aaron Geist - Robert W. Baird & Company - Analyst

Okay.

Eric Winzer - Invitrogen - CFO

And I'm being advised that, unless I give you the GAAP number, which I'm looking for at the moment, I can't give you the currency adjusted growth rate because it's a non-GAAP number, and I will have to give a reconciliation of it. So this is one of these questions that Paul mentioned I was going to struggle with.

Aaron Geist - Robert W. Baird & Company - Analyst

Could you speak qualitatively to the differences in growth rates between the two segments?

James Glynn - Invitrogen - President and CEO

Bioproduction is the highest growth rate of the product line.

Eric Winzer - Invitrogen - CFO

Yeah and we could say that the bioproduction growth rate was probably about twice as high as the research growth rate.

Aaron Geist - Robert W. Baird & Company - Analyst

That's helpful.

Glynn/Winzer
Okay.

Aaron Geist

Second question is, you've seen a pickup from FBS pricing or serum pricing business. Can you talk a little bit about the current environment for FBS and whether or not prices have started to come down or normalize?

James Glynn - Invitrogen - President and CEO

Vic, do you want to handle it?

Vic Nole - Invitrogen - President, Cell Culture

Sure. Hello, Aaron.

Aaron Geist - Robert W. Baird & Company - Analyst

Hi Vic.

Vic Nole - Invitrogen - President, Cell Culture

The whole supply-and-demand dynamic around fetal bovine serum has stabilized quite nicely for us. We're very happy with the situation right now versus what we planned for coming into the year.

Aaron Geist - Robert W. Baird & Company - Analyst

Can you talk a little bit about the growth segmenting it between serum and specialty media?

Vic Nole - Invitrogen - President, Cell Culture

Well, specialty media is growing quite nicely, actually, a little bit better than we had anticipated. And serum is growing in line with our expectation for this year.

Aaron Geist - Robert W. Baird & Company - Analyst

Okay. Second question -- or third question, whatever -- moving to molecular biology, can you talk a little bit about growth rates for core products in the area? You've talked specifically about the oligonucleotide products - can you talk about the ORF products and some of the areas you saw may be accelerating growth even in a weak market?

Eric Winzer  - Invitrogen - CFO

Well, to give any information on the ultimate ORFS or ORF collection, it would be from such a small base that the growth rates would be very, very high. To try to give you some color around things going on in the molecular biology business, I would say that the products that are focused more on proteins or Proteomics have been growing fairly nicely recently, and some of the more classical genomics-type products have not been growing as fast. .

Aaron Geist  - Robert W. Baird & Company - Analyst

How would you characterize the response from the end market to your more modest price increase this year, given delays in the funding of the NIH, and some end market weakness. Was the response in the end markets significantly different than in previous periods?

James Glynn  - Invitrogen - President and CEO

It was much more favorable this year than last year.

Aaron Geist  - Robert W. Baird & Company - Analyst

Okay. That's very positive. You didn't buy back any stock in the current quarter. Was there a specific reason for not repurchasing stock, and is there a plan to reinitiate or initiate the repurchase on a going-forward basis for this year?

Eric Winzer  - Invitrogen - CFO

Yes. As we announced eight months ago or so when we first announced the program, it's 300 million over three years. We are still committed to that. We don't get into specifics of timing. And you're correct, we did not purchase any in the first quarter. But it is still a program we're committed to.

Aaron Geist  - Robert W. Baird & Company - Analyst

When you acquired PanVera, you gave a guidance range of revenues that you thought were realistic for 2003. The guidance you gave is a little bit softer than that. Can you talk a little bit about the change?

James Glynn - Invitrogen - President and CEO

You can recall from the conference call that we didn't give guidance. We said we expected 20 to 22 based on the timing of the transaction, and that we would give guidance in this quarter.

Aaron Geist - Robert W. Baird & Company - Analyst

Okay, did the acquisition close later than anticipated or earlier than anticipated?

James Glynn - Invitrogen - President and CEO

I think it was a couple... a little bit later, Aaron, and it's impacted a little bit by the integration.

Aaron Geist - Robert W. Baird & Company - Analyst

Okay. Thank you very much for answering my questions.

Operator

Your next question comes from Derik DeBruin.

Derik DeBruin - UBS Warburg - Analyst

Hi.. a couple of questions. So you mentioned that the OLGA volume was up. Can you give us a review of what the OLGA market is currently doing and the dynamics?

Eric Winzer - Invitrogen - CFO

I would say that the OLGA market has... it was a market that was growing very quickly a few years ago when the human genome project was blasting along and I would say that the market as a whole has slowed down somewhat. There are some specific projects that are going on, but it's not the growth area that it had been and I'm speaking the entire market, you know, not just our parts participation. I would say there's still pricing pressure. That's another dynamic of the market, although that seems like it may be a little less severe than it had been, but there's still pricing pressure in that market.

Derik DeBruin - UBS Warburg - Analyst

Okay. And in terms of looking at some of the weakness, the slowdown of spending in the molecular biology business, was that across the board or is it more directed towards commodity products, maybe that people consume more of rather than Invitrogen proprietary products?

Eric Winzer - Invitrogen - CFO

I would say, no - it was... I'm saying it's across the board. There were some customers who were rationalizing whole programs, some biotechs where the funding is pretty tight. So they really cut back across the board.

Derik DeBruin - UBS Warburg - Analyst

Okay. And looking to InforMax... So at your December conference analyst meeting in [inaudible], you were still looking at about 12 million in contributions from InforMax, I guess 4 million being the target for the quarter. Has... you know, would some of that difference between what you thought and what came in, was that more in relation to, once again, the slowdown in how people were going to spend money, is it..or are you changing your expectations without going forward?

James Glynn - Invitrogen - President and CEO

I don't think our expectations have changed at all in that. We have -- our sales force, now, is generating leads for the InforMax salesmen, and that has just begun in the last month or so. And we anticipate a pickup throughout the year. And in the software business, the fourth quarter is usually the biggest quarter.

Derik DeBruin - UBS Warburg - Analyst

Okay. Looking at the cell culture, is the increase in there, is it gains in market share or just simply higher volumes (inaudible)?

James Glynn - Invitrogen - President and CEO

Vic, do you want to handle that?

Vic Nole - Invitrogen - President, Cell Culture

We certainly believe we are taking market share especially on the bioproduction side of the business, not so much on research by bioproduction definitely.

Derik DeBruin - UBS Warburg - Analyst

One final question. Could you give us some color on what the geographic breakouts were in terms of how things were growing? Other companies reported Europe was strong while North America was weak. Can you give us a little bit of color?

James Glynn - Invitrogen - President and CEO

Yes, Europe and Asia were very strong. The weakness was solely in the United States.

Derik DeBruin - UBS Warburg - Analyst

Okay. Even in Japan it was very strong?

James Glynn - Invitrogen - President and CEO

Yes. That's right.

Derik DeBruin - UBS Warburg - Analyst

Okay. Thank you very much.

Operator

Your next question comes from David Cohen.

David Cohen Analyst

Congrats on an excellent quarter - top and bottom.

James Glynn - Invitrogen - President and CEO

Thanks Dave.

David Cohen Analyst

I have a few questions... wondering if you could just talk a little bit about margin expansion... was really excellent in the quarter if you could you give a little insight into that and if that the end of the cost saves or part of integration... just where are you on that? Also, an update on the gateway office and where you are on the rollout on the gateway office and how it's going?

James Glynn - Invitrogen - President and CEO

Okay. Well, David, the margins were based on cost efficiencies, price, and we had great margins in cell culture, and I think that was boosted from the serum pricing. So we may see a reduction in future quarters if the serum pricing changes much, but not significantly.

Eric Winzer - Invitrogen - CFO

Yeah, the 52% gross margins for serum are sort of at a high end of the expectations. We sort of see that as a 50% business. On the molecular biology side, margins have risen nicely up to 65. There might be a little bit more opportunity there, but we're sort of reaching the benefits. We're getting the high end of our cost efficiencies, and we also got a little bit of currency benefit in there as well, David.

David Cohen Analyst

Got it.

James Glynn - Invitrogen - President and CEO

You want to talk about the gateway?

John Carrino - Invitrogen - VP, Research and Development

It's an open reading frame program, if you remember, it's directed toward both human and mouse open reading frames? So we, in the quarter, added several thousand clones to the collection in each, so several thousand human clones to bring the total to about 3500, and then several thousand mouse clones as well. And again this is an evolving program where we're going to be adding significant numbers throughout the course of this year and we're on track with where our plans are for that.

David Cohen Analyst

And just how's the response been on it...any update of the response.

John Carrino - Invitrogen - VP, Research and Development

I think the response, initially, has been very good. The numbers, again, increased significantly over the last quarter, and we've seen some significant interest pick up as the numbers increase, and we're looking at ways to present these collections to our customers so that they can sort through and take a look at the clones that are available as the numbers begin to increase and make the right kind of buying decisions for their, for their activities. So we have a lot of confidence moving forward in that program.

David Cohen Analyst

On an accounting basis, the PanVera, is that going to be rolled into the molecular biology line?

James Glynn - Invitrogen - President and CEO

Yes.

David Cohen Analyst

And then, lastly, just on the repurchase, an encouragement, maybe, a comment more than a question, whatever, it seems as though the 300 million is just covering the cash flow that has been generated by the business so that there might have might even be room to change the existing capital structure as well. So an encouragement to renew the repurchase program.

James Glynn - Invitrogen - President and CEO

Okay, David, we'll take that advice.

David Cohen Analyst

Thank you very much. Well done.

Thank you.

Operator

Your next question comes from Karen Brenner.

Karen Brenner Analyst

Thank you. First, I missed the operating cash flow number that you gave for the quarter.

Eric Winzer - Invitrogen - CFO

$23 million.

Karen Brenner Analyst

Okay, great. And it looks like the restricted cash section on your balance sheet went up slightly?

Eric Winzer - Invitrogen - CFO

That's right. And that was related to some money we put into escrow for the -- for the PanVera purchase, and actually we've already counted that as part of the $102 million we paid for that business.

Karen Brenner Analyst

Okay, great. The guidance for 2003, that is without the benefit of any additional stock repurchase?

Eric Winzer - Invitrogen - CFO

That's correct.

Karen Brenner Analyst

And then can you give a little more guidance on the progress you're making in cost reductions at InforMax?

James Glynn - Invitrogen - President and CEO

We are making significant cost reductions. We had moved them out of their facilities in Bethesda and moved them into existing facilities in Frederick. And we had a reduction of workforce of about 50 people. And we're continuing to look at the level of expenditures.

Karen Brenner Analyst

Okay. Can you quantify that any further so we can get an idea on how much more the baseline SG&A is moving?

James Glynn - Invitrogen - President and CEO

I can't quantify, I don't know. Eric?

Eric Winzer - Invitrogen - CFO

No, I wouldn't want to just shoot off the hip on the InforMax SG&A item by itself.

Karen Brenner Analyst

Okay. Thank you.

Operator

The next question comes from Bob Larson.

Bob Larson Analyst

Hi. This is Bob Larson from [inaudible]. Can you hear me?

James Glynn - Invitrogen - President and CEO

Yes. Hi.

Bob Larson Analyst

My question actually, is sort of answered already, but I want to just you know, ask the question again about the share buy back. In quite a few conference calls and investor meetings, you have been talking about Invitrogen shares as one of the cheapest stock in the group. And now actually I think it is lower than at the time of the conference. And I'm wondering why not be more aggressive buying back more shares?

Eric Winzer - Invitrogen - CFO

Well, Bob, we've got a plan to execute over the three-year period. We are considering whether we should accelerate that from the original plans. And I hear your suggestion, your implicit suggestion that we should go ahead and do that and we will take that under advisement.

Bob Larson Analyst

Because right now according to the plan as David suggested earlier is basically you're using cash generated from operations to buy back shares. You're not going to touch -- haven't really touched the balance sheets yet. And that leaves it to the second question. It's really.. When I look at the balance sheet, you have about -- things have $670 million debt, which some of them have interest rates of 5.5% and you have about a billion dollars cash which is sitting in the bank probably earning my guess is 2% interest. Why don't you simplify some of the numbers and... have you thought about buying back some of the convertibles?

Eric Winzer - Invitrogen - CFO

Bob, we've considered a number of different options on the balance sheet side. I think we've talked in the past over the last year or so that most of our focus has been on looking for acquisitions, looking at different opportunities to put some acquired assets to work. And that's where our balance sheet has come out -- from those observations.

Bob Larson Analyst

Because I remember - Lyle used to say that cash is king. I think that's great for a company that's burning cash, you know, like some early stage drug discovery companies. But the company like Invitrogen generates a lot of cash each year, that doesn't seem to me with so much cash in hand, and especially considering some companies in a state -- which is done in bonds to buy back stock, and that just really is striking to me.

Eric Winzer - Invitrogen - CFO

Well, Bob, over the last six months we bought $100 million of stock back and we still are optimistic we'll make purchases this year as well. But we understand your suggestions.

Bob Larson Analyst

All right. Thanks a lot.

Operator

Your next question comes from Robert Olin.

Robert Olin
Hi, my question has been asked and answered. Thanks.

Glynn/Winzer
Thanks.

Operator

Your next question comes from Tyko Peterson.

Tyko Peterson Analyst

Hi, could you give us an idea of what margins could be like in the PanVera business?

James Glynn - Invitrogen - President and CEO

They'd be very similar to the molecular biology rates.

Tyko Peterson Analyst

Okay. And you're currently showing the products now, or is there a training, you know, a latency period, to get the sales force trained?

James Glynn - Invitrogen - President and CEO

They're being sold by the PanVera sales force, and we will be training our sales force shortly.

Tyko Peterson Analyst

Okay. Thank you.

Operator

Your next question comes from Derek Winger.

Derek Winger Analyst

Yes, hi, I know you said this earlier, but I missed it. The capital expenditure level you're anticipating for the year?

Eric Winzer - Invitrogen - CFO

We said it would be between $35 and $45 million.

Derek Winger Analyst

Thank you.

Operator

Your next question comes from Doug Fischer.

Doug Fischer Analyst

Hi guys. Nice job on the quarter. I've got a handful of things.... Number 1, I know you don't have the particular line items for InforMax, but can you give us an idea of how much that business lost in the first quarter?

Eric Winzer - Invitrogen - CFO

Yeah, Doug. Let's see, on a GAAP basis, that business lost 4 to 5 cents. On a pro forma basis it was, I think, 3 cents. And let me reconcile this, too. As you know, the difference will be merger-related amortization, and the business integration costs, which you can get business integration right off the face of our income statement. So that ties the 2 cents difference, roughly.

Doug Fischer Analyst

Okay. Can you just talk a little bit about the acquisition environment and, when we think about 2003, how optimistic are you that you'd be able to close another transaction, you know, in the ballpark of the size of, say, PanVera or larger.

James Glynn - Invitrogen - President and CEO

Doug, the overall market for acquisitions is better today than it has been in a long, long time, and we're fairly optimistic that we could probably close one more transaction this year.

Doug Fischer Analyst

Okay. And can you just talk about some of the product lines, the gels, say, super script, maybe the Lux primers, just give us a feel for how those products are doing?

John Carrino - Invitrogen - VP, Research and Development

I think those, again, are in line with what Eric said in terms of the overall growth rate for all of the molecular biology products which means some product growth at rates that are similar.

Doug Fischer Analyst

Okay. Even the Lux primers, I would have thought we would be seeing an acceleration coming off a small base there?

James Glynn - Invitrogen - President and CEO

You're right about that, we are.

Doug Fischer Analyst

Okay. And the issue of the funding for the biotechs has come up on this call, and I just wondered if you can refresh me what percentage roughly of your revenues are derived from those companies which would seem to be in the, you know, in the toughest straits.

James Glynn - Invitrogen - President and CEO

It's approximately 10%.

Doug Fischer Analyst

Okay.

James Glynn - Invitrogen - President and CEO

On a worldwide basis.

Doug Fischer Analyst

Okay. And just lastly, you mentioned that you saw a pickup in March versus January/February. I wonder if you can add any color to that and talk about whether that has been sustained into April so far?

James Glynn - Invitrogen - President and CEO

I don't know if it will be sustained in April, yet, Bob/Doug. And I think, and I'm only speculating, that it's due to the actual release of some of the funding at the NIH.

Doug Fischer Analyst

Understood. I was trying to get some sense for how significant an upturn there was in March.

James Glynn - Invitrogen - President and CEO

Well, Doug, the rebound in March was pretty nice. It's very difficult to tell during the month because of the comparisons of days during the week versus previous year. It's better just to wait until the end of the months till we say how April is going to do.

Doug Fischer Analyst

Umm...hmmm. Okay. Thanks.

Operator

You have a follow-up question from Aaron Geist .

Aaron Geist - Robert W. Baird & Company - Analyst

Thanks for taking my follow up question. You gave revised guidance for the remainder of 2003 and you spoke that, and mentioned you thought operating expenses would be largely in line for the first quarter. If you model out that expense structure and the revenue guidance that you've given, you come in with EPS that's somewhat higher than the number that you've given. Would you say that you believe that some of those operating expenses will shift and change throughout the course of 2003, or you have set --

James Glynn - Invitrogen - President and CEO

Aaron, we are being a little bit conservative here, but we are expecting some increase cost relating to the new CEO coming on board, and we also see additional costs relating to the new regulations that we have we have to abide by.

John Carrino - Invitrogen - VP, Research and Development

There's also a little bit of room in there to expand our investment in R&D as well.

Aaron Geist - Robert W. Baird & Company - Analyst

Thank you very much.

Operator

Your next question comes from Viba Kahana

Viba Kahana Analyst

Hi, good afternoon. I just had two questions... On the InforMax dilution, do you expect it to persist during the year or is there some action you'll take to make it more neutral to earning?

Eric Winzer - Invitrogen - CFO

We expect the dilution to decrease during the year. We're still expecting that business to be break-even by the end of the year.

Viba Kahana Analyst

Okay. And how do you get that? Is that revenue or costs?

Eric Winzer - Invitrogen - CFO

It's largely revenue.

Viba Kahana Analyst

So you're expecting a pickup in the revenue line, then?

Eric Winzer - Invitrogen - CFO

That's right.

Viba Kahana Analyst

And then on PanVera, can you just help us understand how many salespeople you're getting from PanVera and whether there's any opportunity for your salespeople to sell it or is it going to be pretty independent?

James Glynn - Invitrogen - President and CEO

No, PanVera has approximately 6 salesmen, and all our salesmen will be trained to sell those products some time in May.

Viba Kahana Analyst

Okay. So, then, they will help, I guess, the top line a little bit.

James Glynn - Invitrogen - President and CEO

Yes.

Viba Kahana Analyst

And just one final on acquisition criteria. I was just wondering, what is the kind of criteria used for some of these acquisitions? Is it earnings dilution accretion, or is it some return on capital? Just wondering what your criteria is.

James Glynn - Invitrogen - President and CEO

Well, we do a return on capital. We only do accretive acquisitions. And the criteria would depend on the market share and the technology that we're acquiring.

Viba Kahana Analyst

Okay. Thank you very much.

Operator

Your next question comes from Kevin Gale.

Kevin Gale Analyst

Hi. Nice job on the quarter. I want to get an idea, if you could, of your historic and what you see going forward level exposure to the NIH budget and relate it to that what the effect of the budget not growing as much as it had in the past couple of years going forward. And then, also, with InforMax, I wanted to know if you could address some of the plans you have for making the software a bit more complementary to existing products and so forth?

James Glynn - Invitrogen - President and CEO

Well, the NIH, as you probably know, 60% of our business is through academic and government laboratories, so NIH has an impact. We don't feel the decrease that is coming next year is going to impact the reagent piece of the funding very much. I think the reduction is going to be a reduction in facilities. And the second question?

Kevin Gale Analyst

The second question had to do with the InforMax complementing the software for the existing products. What are your plans there?

James Glynn - Invitrogen - President and CEO

We were just going through synergistic products with Invitrogen's product line and that has not been completed yet.

John Carrino - Invitrogen - VP, Research and Development

But we have identified some clear opportunities to execute on what we talked about as the bringing together of the lab and the informetics. So there are definitely opportunities to do that and we're moving forward on those.

Kevin Gale Analyst

Great, thanks a lot.

Operator

Your next question comes from John Sullivan.

John L. Sullivan - Stephens, Inc. - Analyst

Hey, guys. First of all, can I just do a quick follow-up on the last answer I heard? Can you detail your comment that you think that the lower level of NIH spending growth in the near future might more affect a reduction in the number of facilities as opposed to abating the spending in reagents? What do you mean by smaller number of facilities? Government facilities or fewer labs funded, or what do you mean?

James Glynn - Invitrogen - President and CEO

John, I don't have the number right in front of me, but of the 15% that was spent over the last five years of NIH, a big portion of that was spent on facility expansion.

John L. Sullivan - Stephens, Inc. - Analyst

Okay. Just building more labs in Gaithersburg....that sort of thing?

James Glynn - Invitrogen - President and CEO

Yes.

John L. Sullivan - Stephens, Inc. - Analyst

Okay.. I'll go ahead with that. Separately, what I wanted to ask is can you talk about something that I've thought of as a traditional strength of Invitrogen, which is making inroads into academia to secure IP and then turning that IP into Invitrogen products? With what I perceive as some work ahead of you regarding turning some of the PanVera reagents into kits. Do you still have capacity to do that kind of aggressive, to make those aggressive inroads into academic licensing? Is that still a fruitful path for you? Is there still as much IP in academia that's interesting to you?

James Glynn - Invitrogen - President and CEO

Yes to all those questions. It's a primary focus and important to our business. We have 11 people that license technologies in, and I think we do about 100 a year. And we will kit-up PanVera technology.

John L. Sullivan - Stephens, Inc. - Analyst

And you think you have capacity to satisfy both?

James Glynn - Invitrogen - President and CEO

Yes, we've been ramping up R&D, and marketing here in Carlsbad.

John L. Sullivan - Stephens, Inc. - Analyst

Thanks very much.

Operator

You have a follow-up question from Doug Fischer.

Doug Fischer Analyst

Yeah, I just wondered, is it possible to talk about the percentage of revenues for the custom services in the Oligo business, particularly the percentage of microbiology or total?

James Glynn - Invitrogen - President and CEO

I think if you combine both of those segments it's about 10% of our business.

Doug Fischer Analyst

Okay. And is it reasonable to expect the custom services business to get to the point where we're no longer showing negative year-over-year comparisons by the second or third quarter of this year?

James Glynn - Invitrogen - President and CEO

Yes.

Eric Winzer - Invitrogen - CFO

Doug, as Jim mentioned, even if we just do in the second quarter what we did in the first quarter, we'll already be at that level. We're against equal comparisons going forward.

Doug Fischer Analyst

Okay. And are we still reasonably optimistic that that business is going to continue to, you know, show sequential improvement as the year progresses.

James Glynn - Invitrogen - President and CEO

Yes.

Doug Fischer Analyst

Okay. And I think, if I heard you right, you said that the trends in the international markets were a lot more favorable than the U.S. Can you talk to, either for the business as a whole or for molecular biology, the international growth rate you saw in the period?

James Glynn - Invitrogen - President and CEO

It was across all product lines.

Doug Fischer Analyst

But, I mean, can you just give us some feel for how, what the rate of growth was?

Eric Winzer - Invitrogen - CFO

Yes. Doug, I think, on the molecular biology side, reported, you know, not on a currency comparable basis, it's about 15%, and currency giving us five or six points. So you're looking at sort of double-digit, 10%, something like that.

Doug Fischer Analyst

Uh-huh. Okay. That's helpful. Thank you.

Operator

At this time, there are no further questions.

James Glynn - Invitrogen - President and CEO

Okay. I'd like to thank everyone for participating in our call today. And a replay of the call will be available for 30 days. Thank you very much.

Operator

This concludes today's conference call. You may now disconnect.